Exhibit 3.1

AMENDMENT NO. 1

TO

SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

July 30, 2015

This Amendment No. 1 (this “Amendment No. 1”) to the Seventh Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of Enbridge Energy Partners, L.P. (the “Partnership”) is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership, and the Limited Partners, together with any other Persons who become Partners in the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect, a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, the holder of all of the outstanding Series 1 Preferred Units has approved this Amendment No. 1 through the execution and delivery of a written consent with respect thereto, and has agreed that this Amendment No. 1 does not adversely affect the holder of the Series 1 Preferred Units in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 15.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement do not require the approval of any Limited Partner under such section.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.	Amendments.

(a)	The definition of “Payment Deferral Scrip” in Article II of the Partnership Agreement is hereby deleted in its entirety.

(b)	The definition of “Rate Re-Set Pricing Date” in Article II of the Partnership Agreement is hereby amended and restated to read in its entirety:

“ “Rate Re-Set Pricing Date” means June 30, 2020 and each subsequent five year anniversary of such date thereafter.”

(c)        Article II of the Partnership Agreement is hereby amended by adding thereto in the appropriate place alphabetically the following new definitions:

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“ “Conversion Payment Deferral Scrip” has the meaning assigned to such term in Section 4.13(c)(vii).”

“ “Redemption Payment Deferral Scrip” has the meaning assigned to such term in Section 4.13(j)(vi).”

(d)	Section 4.13(c)(i) of the Partnership Agreement is hereby amended to replace “June 1, 2016” with “June 30, 2018.”

(e)	Section 4.13(c)(vii) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“Upon conversion, the rights of a holder of converted Series 1 Preferred Units as holder of Series 1 Preferred Units shall cease with respect to such converted Series 1 Preferred Units, including any rights under this Agreement with respect to holders of Series 1 Preferred Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Class A Common Units under this Agreement with respect to the Class A Common Units received in such conversion. Each Series 1 Preferred Unit shall, upon its conversion into a Class A Common Unit, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class A Common Unit into which such Series 1 Preferred Unit converted. Notwithstanding the foregoing, however, in the event that a Series 1 Preferred Unit is converted prior to the payment in full of the Payment Deferral by the Partnership pursuant to Section 4.13(g)(ii), the Record Holder of such Series 1 Preferred Unit immediately prior to its conversion shall be issued certificates (each, a “Conversion Payment Deferral Scrip”), in such form as shall from time to time be determined by the Board of Directors of the General Partner, which shall entitle such Record Holder to such Series 1 Preferred Unit’s Pro Rata portion of the Payment Deferral (when and as due pursuant to Section 4.13(g)(ii)) upon surrender thereof to the Partnership on or promptly following each Payment Deferral Due Date. Such Conversion Payment Deferral Scrips shall not be Partnership Securities or Partnership Interests, entitle any holder thereof to voting rights, or any other rights of a Unitholder or any rights other than the rights therein set forth, and no interest or distributions shall be payable or shall accrue with respect to Conversion Payment Deferral Scrips or the right to payment represented thereby other than as set forth in Section 4.13(g)(ii).”

(f)	Section 4.13(g)(ii) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“Notwithstanding anything in this Agreement to the contrary, the Series 1 Preferred Unit Distribution for the Series 1 Preferred Units for each fiscal quarter through and including the fiscal quarter ending June 30, 2018 will be accrued and accumulated but not paid by the Partnership to the holders of the Series 1 Preferred Units (such accrued, accumulated and unpaid distribution, the “Payment Deferral”), and such Payment Deferral shall be paid quarterly on a date within 45 days following the end of each calendar quarter (each such date, a “Payment Deferral Due Date”), beginning with and including the calendar quarter ending March 31, 2019 until the earlier of (A) the date the Payment Deferral has been paid in full and (B) February 15, 2022, in an amount for any such quarter not less than the amount equal to the quotient of: (x) the then unpaid Payment Deferral amount and (y) the number equal to 12 minus the number of Payment Deferral Due Dates that have already occurred; provided, that any unpaid Payment Deferral as of December 31, 2021 shall be paid on or before February 15, 2022; and, provided further, that, the Partnership, at the General Partner’s sole discretion, may from time to time pay all or any portion of the Payment Deferral prior to a Payment Deferral Due Date. Except as provided in the following sentence, no interest or distributions shall be payable or shall accrue with respect to the Payment Deferral. If the Partnership does not pay the minimum amount of the Payment Deferral then due on a Payment Deferral Due Date, the unpaid portion of the Payment Deferral then due shall bear interest thereafter at the Prime Rate annually (the “Payment Deferral Interest”) until such time as such amount, together with any Payment Deferral Interest, is paid in full.”

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(g)	Clause (z) of Section 4.13(j)(i) of the Partnership Agreement is hereby amended to replace the words “and the Payment Deferral” with “, but excluding the Payment Deferral”.

(h)	Clause (z) of Section 4.13(j)(ii) of the Partnership Agreement is hereby amended to replace the words “and the Payment Deferral” with “, but excluding the Payment Deferral”.

(i)	Section 4.13(j) of the Partnership Agreement is hereby amended to add a new Section 4.13(j)(vi), which is inserted immediately preceding the final paragraph of Section 4.13, as follows:

“(vi)        Notwithstanding anything in Section 4.13(j) to the contrary, if a Series 1 Preferred Unit is redeemed prior to the payment of the Payment Deferral by the Partnership pursuant to Section 4.13(g)(ii), the Record Holder of such Series 1 Preferred Unit immediately prior to its redemption shall be issued certificates (each, a “Redemption Payment Deferral Scrip”), in such form as shall from time to time be determined by the Board of Directors of the General Partner, which shall entitle such Record Holder to such Series 1 Preferred Unit’s Pro Rata portion of the Payment Deferral (when and as due in accordance with Section 4.13(g)(ii)) upon surrender thereof to the Partnership on or promptly following each Payment Deferral Due Date. Such Redemption Payment Deferral Scrips shall not be Partnership Securities or Partnership Interests, entitle any holder thereof to voting rights, or any other rights of a Unitholder or any rights other than the rights therein set forth, and no interest or distributions shall be payable or shall accrue with respect to Redemption Payment Deferral Scrips or the right to payment represented thereby other than as set forth in Section 4.13(g)(ii).”

Section 2.          General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 3.          Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.          Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows]

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IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment No. 1 as of July 30, 2015.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/Mark A. Maki
Name: Mark A. Maki
Title: President and Principal Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4.

By:	/s/Mark A. Maki
Name: Mark A. Maki
Title: President and Principal Executive Officer

[Signature page to Amendment No. 1 to EEP Seventh A&R Partnership Agreement]